Exhibit 99.1
May 20, 2008
Mr. John K. Grelle
Acting Chief Financial Officer
BFC Financial Corporation
2100 West Cypress Creek Road
Fort Lauderdale, FL 33309
Dear Mr. Grelle:
This letter follows up on our prior correspondence dated March 19, 2008. NYSE Arca, Inc. (“NYSE Arca”) continuously follows its listed companies in an effort to assist them to succeed in our market. Our most recent review included your Company, BFC Financial Corporation, (the “Company”).
The NYSE Arca’s continued listing standards are contained in the NYSE Arca Equities Rules, Rule 5.5(b) under Common Stock, Common Stock Equivalent Securities and Similar Issues (available at www.nyse.com). The quantitative continued listing standards applicable to the Company are summarized as follows:
•	A listed common stock must meet each of the criteria set forth below in either Continued Listing Standard One or Continued Listing Standard Two to continue to remain listed on NYSE Arca:

Continued Listing Standard One
1.	At least 1.1 million publicly held shares;

2.	Market value of publicly held shares of at least $ 15 million;

3.	The issuer has stockholders’ equity of at least $15 million; and

4.	A minimum of 400 shareholders of round lots.
Continued Listing Standard Two
1.	The issuer has:
(a)	a market value of listed securities of at least $50 million or, in the case of non-U.S. companies, a global market capitalization of at least $50 million; or

(b)	total assets and total revenue of at least $50 million each for the most recently completed fiscal year or in each of two of the last three most recently completed fiscal years.
2.	at least 1.1 million shares publicly held;

3.	Market value of publicly held shares of at least $15 million; and

4.	400 shareholders of round lots.
•	Additionally, a listed common stock must maintain an average closing price of a security in excess of $1.00 over a consecutive 30 trading-day period.
A company would be considered “below criteria” by NYSE Arca if it would trigger any one of the above standards. We have reviewed the company’s recent price history for the common stock of the Company and determined that the Company is no longer in compliance

Mr. John K. Grelle
BFC Financial Corporation
May 20, 2008
Page 2.
with the minimum price and minimum market value of publicly held shares required for continued listing on NYSE Arca under Rule 5.5(b). Common Stock, Common Stock Equivalent Securities and Similar Issues. We note that the closing price of your security was $0.82 on May 16, 2008.
Accordingly, this letter is official notice by the NYSE Arca of these non-compliances. The Company must, however, notify the NYSE Arca, within 10 business days of receipt of the notification, of its intent to cure these deficiencies or be subject to suspension and delisting procedures. This notification should include specific steps that the Company has or is planning to undertake to cure these deficiencies. Upon our review of the Company’s submission we will then determine if the Company will be granted the ability to commence the recovery period.
In case the Company’s submission is approved then the Company would have 45 days from receipt of the notification to issue a press release disclosing the fact that it has fallen below the continued listing standards of the NYSE Arca. If the Company fails to issue this press release during the allotted 45 days, the NYSE Arca will issue the requisite press release.
The noted rule requires the Company to bring its share price back above $1.00. If this is accomplished, then the minimum market value of the publicly held shares should also remain in compliance.
In the event that at the expiration of the six-month cure period, a $1.00 share price are not attained, NYSE Arca will commence suspension and delisting procedures. Finally, we remind the Company of its obligation to file notice of such non-compliance with the SEC on Form 8-K.
Additionally, the price condition will be deemed cured if the price promptly exceeds $1.00 per share, and the price remains above the level for at least the following 30 trading days. The minimum market value of publicly held shares condition will be deemed cured at the time the market value of publicly held shares promptly exceeds $15 million, and the price remains above the level for at least the following 30 trading days. The NYSE noted that it might, at any time, suspend the Company’s security if it believes that continued dealings in the security on the NYSE are not advisable.
Please contact Leslie Tepper at (212) 656-5936 or Craig Gray at (312) 442-7832 if you have any questions.
Sincerely,
cc: Craig Gray, NYSE Arca